Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-141532 on Form S-8 of our report dated April 11, 2008, related to the consolidated financial statements of Ultitek, Ltd., which appears in this Annual Report on Form 10-KSB of Ultitek, Ltd. for the year ended December 31, 2007.

/s/ Meyler & Company, LLC
Middletown, New Jersey
April 11, 2008